UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 13, 2019
Date of report (date of earliest event reported)

MusclePharm Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4400 Vanowen Street, Burbank, CA 91505
 (Address of principal executive offices) (Zip Code)

(800) 292-3909
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

E merging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Operating Officer

On December 13, 2019, MusclePharm Corporation (the “Company”) announced that, effective as of such date, Mr. Alberto Andrade served his last day of employment as the Company’s Chief Operating Officer.

Appointment of New Chief Operating Officer

Effective as of December 16, 2019, Mr. Troy Bolotnick was appointed as the Chief Operating Officer of the Company.

Mr. Bolotnick, age 49, joined the Company on October 15, 2019, serving in the role of Chief Product Officer until his appointment as Chief Operating Officer. Prior to joining the Company, Mr. Bolotnick was the President/Co-Founder of Interior Technologies, a home automation and security technology company, from 2010. In this role he was responsible for all aspects of operations and strategic planning. Before Interior Technologies, Mr. Bolotnick held various senior level positions with Bolovision Digital Systems, Inc., Ionic Worldwide Studios, Inc. and America Online/Entertainment Asylum/Lightspeed Media. Mr. Bolotnick earned his Bachelor of the Arts from Binghamton University in New York.

Mr. Bolotnick does not have a family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, and there are no arrangements or understandings between Mr. Bolotnick and any other person pursuant to which Mr. Bolotnick was selected to serve as Chief Operating Officer of the Company. There have been no transactions involving Mr. Bolotnick that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). In connection with his appointment, it is expected that Mr. Bolotnick will enter into the Company’s standard form of indemnification agreement, the form of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 27, 2012.

Employment Agreement and Other Compensatory Arrangements

On December 13, 2019, the Company entered into an offer letter agreement with Mr. Bolotnick (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Bolotnick will report to Ryan Drexler, the Company’s Chief Executive Officer and Executive Chairman of the Company’s Board of Directors. The Offer Letter does not provide for a specified term of employment, and Mr. Bolotnick’ s employment will be on an at-will basis and may be terminated by Mr. Bolotnick or by the Company at any time, with or without cause. Mr. Bolotnick will receive an annual base salary of $300,000 and will be part of the Company’s bonus program with a yearly bonus potential of up to $300,000 based on the achievement of mutually agreeable objectives to be determined by Mr. Bolotnick and his supervisor. Additionally, Mr. Bolotnick will receive (i) a grant of the Company’s common stock valued at $50,000, the price per share determined by the 30-day trailing average from his first day of employment, which was October 15, 2019, (ii) upon a majority change in ownership of the Company, a bonus equivalent to one (1) year of annual base salary and one (1) year of Mr. Bolotnick’s annual bonus target and (iii) if terminated without good cause for the benefit of the Company, a severance package dependent on the length of employment at the time of termination, as described in the Offer Letter. Mr. Bolotnick will also be eligible to participate in the Company’s standard benefits package, including a 401(k)-retirement account with Company matching and health, dental, vision and life and disability insurance. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the copy of such document filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01    Other Events.

As previously disclosed in the Company’s filings, in January 2016, ThermoLife International, LLC (“ThermoLife”), a former supplier of nitrates to the Company, commenced an action against the Company in the Superior Court of Arizona for Maricopa County, alleging that the Company failed to meet minimum purchase requirements contained in the parties’ supply agreement. The Company asserted a counterclaim alleging that ThermoLife’s products were defective. On September 26, 2018, the Court granted summary judgment to ThermoLife on the Company’s claims.

On November 1, 2018, the Court granted partial summary judgment for ThermoLife on its own breach of contract claim, finding that the Company was liable to ThermoLife for failing to meet its minimum purchase requirements. On October 2 and 3, 2019, the Court held a bench trial on the issue of damages.  On December 4, 2019, the court entered judgment in favor of ThermoLife and against the Company, in the amount of $1,679,468.86, comprised of $893,675 in damages, interest in the amount of $350,859.25 and attorneys’ fees and costs in the amount of $434,934.61.  The Company intends to seek an order vacating the court’s judgment and, if that motion is unsuccessful, intends to appeal the court’s rulings to the Arizona Court of Appeals.  The Company continues to believe that ThermoLife’s claims are without merit, and intends to vigorously pursue its defenses, including on appeal.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated as of December 13, 2019 entered into between the Company and Troy Bolotnick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Date: December 19, 2019	By:	/s/ Ryan Drexler
Name: Ryan Drexler
Title: Chief Executive Officer

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